Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November 6, 2007, is by and between ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”), and MAGNETEK, INC., a Delaware corporation (the “Company”).

The Company and the Bank agree as follows:

1.                                       Definitions; Rules of Interpretation.

1.1                                 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, as to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (a) owns 10% or more of any class of voting Equity Interests of the controlled Person or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether by ownership of Equity Interests, by contract or otherwise.

“Borrowing Base Availability” means an amount equal to 80% of the face amount of Qualified Accounts as shown on the most recent Borrowing Base Certificate furnished by the Company to the Bank.

“Borrowing Base Certificate” means a certificate of the Company substantially in the form of Exhibit D.

“Borrowing Date” means each date on which (a) a Loan is made by the Bank to the Company or (b) a Letter of Credit is issued by the Bank.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in Milwaukee, Wisconsin.

“Capital Expenditures” means, as to any Person and for any period, all expenditures (whether paid in cash or other consideration) during such period, without duplication, that are or should be included in additions to property, plant and equipment or similar items reflected in such Person’s consolidated statement of cash flows for such period; provided that Capital Expenditures shall not include, for purposes hereof, expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets to the extent such expenditures are made to replace or repair such assets or otherwise to acquire assets useful in the business of the Person.

“Capitalized Lease” means, as to any Person, any lease, the obligations under which have been, or are required to be, recorded as a capital lease liability on the consolidated balance sheet of that Person and its Consolidated Subsidiaries.

“Capitalized Lease Obligations” means, as to any Person, at any date, the obligations of such Person or any of its Consolidated Subsidiaries under Capitalized Leases.

“Change in Control” means at any time, any one Person, together with such Person’s Affiliates, owns or controls at least thirty-five percent (35%) of the issued and outstanding Equity Interests of the Company.

“Closing Date” means the first Borrowing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the documents described in section 4.1(b) and any other document, instrument or agreement furnished by a Person to the Bank which provides collateral for the Obligations.

“Commitment” means the commitment of the Bank to (a) make Loans to the Company pursuant to section 2.1 and (b) issue Letters of Credit pursuant to section 2.8. The Commitment of the Bank is $10,000,000, and is subject to reduction from time to time pursuant to section 2.4.

“Consolidated Subsidiaries” means, as to any Person, Subsidiaries whose financial statements are required to be consolidated with those of such Person.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any letter of credit, banker’s acceptance, bank guaranty, surety bond and other similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Rate Management Transaction.

The amount of any Contingent Obligation shall (x) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (y) in the case of Rate Management Transaction, equal the termination value in the case of Rate Management Transaction under which a “termination event” or “event of default” has occurred and, in all other cases, shall equal $0 and (z) in the case of other Contingent Obligations, be deemed equal to the maximum reasonably anticipated liability of the Person in respect thereof.

“Default” means any act, event, condition or omission which, with the giving of notice or lapse of time, would constitute an Event of Default if uncured or unremedied.

“Environmental Laws” means all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“Equity Interest” means, as to any Person, any capital stock, limited liability company membership interest, partnership interest or other interest representing equity in, or ownership of, such Person.

“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Escrow Account” means the escrow account of the Company with a minimum daily balance of at least $22,000,000 maintained at the Bank which is related to the Patent Arbitration Award.

“Event of Default” means the occurrence of any of the events described in section 7.1.

“Financial Covenant Compliance Certificate” means a certificate of the Company in the form of Exhibit C.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or similar judicial authority thereof, any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through Equity Interests or otherwise, by any of the foregoing.

“Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Indebtedness” means, as to any Person, (a) all indebtedness for borrowed money, (b) Capitalized Lease Obligations, (c) notes payable and drafts accepted representing extensions of credit, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business) and (e) all indebtedness secured by any Lien on any property of the Person even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that for purposes of this clause (e) the amount of such Indebtedness shall be limited to the greater of (i) the amount of such Indebtedness as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Letter of Credit” means each letter of credit issued by the Bank pursuant to section 2.8 hereof.

“LIBOR Rate” means the per annum rate reported in the Money Rates column or section of The Wall Street Journal (Midwest Edition) as the London Interbank Offered Rates (LIBOR) for loans for a period of one month as of the first Business Day of each month, rounded upward to the nearest 1/8th of 1%, and the LIBOR Rate shall change on the first Business Day of each month.  If The Wall Street Journal ceases publication of the LIBOR Rate, the LIBOR Rate shall be determined by the Bank from such other source as the Bank reasonably selects.  If the LIBOR Rate is not readily available to the Bank from another source, the Bank shall have the right to choose a reasonably comparable index.  If The Wall Street Journal or the replacement source publishes:  (a) more than one LIBOR Rate, the higher or highest of the rates shall apply; or (b) a retraction or correction of a previously published LIBOR Rate, the LIBOR Rate reported in the retraction or correction shall apply.  The LIBOR Rate determined by the Bank shall, in the absence of manifest error, be conclusive.

 “LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except a filing for precautionary purposes made with respect to a true lease or other true bailment.

“Loan” means an extension of credit to the Company by the Bank pursuant to section 2.1.

“Loan Documents” means this Agreement, the Note, the Collateral Documents, all Permitted Rate Management Transactions, all Letters of Credit, all applications for Letters of Credit and all other documents, instruments, agreements and certificates related to or executed in connection with this Agreement and the transactions contemplated hereby.

“LOC Exposure” means an amount equal to the sum of (a) the aggregate amount available for drawing under all outstanding Letters of Credit and (b) the aggregate amount of payments made by the Bank resulting from drawings under Letters of Credit which have not been reimbursed by the Company (either by payment by the Company or the making of Loans under section 2.9 to satisfy such Reimbursement Obligation).

“Margin Stock” means “margin stock” as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to the Company and each Subsidiary, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or such Subsidiary; (b) a material impairment of the ability of the Company or such Subsidiary to perform under any Loan Document to which the Company or such Subsidiary is a party and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or such Subsidiary of any Loan Document to which the Company or such Subsidiary is a party; provided that if the amount currently on deposit in the Escrow Account is sufficient to satisfy a judgment, decree or award rendered against the Company with respect to the Patent Arbitration Award, the entering of such judgment, decree or award against the Company shall not be considered to have a Material Adverse Effect.

“Maturity Date” means November 1, 2009 or such earlier date on which the Note becomes due and payable pursuant to section 7.2 of this Agreement.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Income” means, as to any Person and for any period as to which such amount is being determined, the excess of:

(a)                                  all revenues and income derived from operations in the ordinary course of business (excluding extraordinary gains and profits upon the disposition of investments and fixed assets), over

(b)                                 all expenses and other proper charges against income (including payment or provision for all applicable income and other taxes, but excluding extraordinary losses and losses upon the disposition of investments and fixed assets), all as determined for such Person and its Consolidated Subsidiaries.

“Note” means the promissory note of the Company in the form of Exhibit A.

“Obligations” means all obligations, contingent or otherwise, whether now existing or hereafter arising, of the Company from time to time owed to the Bank or an Affiliate of the Bank under the Loan Documents, whether for principal, interest, reimbursement, fees, expenses, indemnification or otherwise.

“Operating Profit” means, as to the Company for any period as to which such amount is being determined, the amount reported as operating profit in the Company’s financial statements for such period.

“Patent Arbitration Award” means patent infringement arbitration decision issued May 3, 2005 against the Company, awarding Ole K. Nilssen $23,400,000, which award is currently pending in the United Stated District Court for the Northern District of Illinois, based on a motion filed by Ole K. Nilssen to enter the award and a counter-motion filed by the Company to vacate the award.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” means (a) Liens listed on Schedule 1 attached hereto, provided that the Indebtedness secured thereby shall not be renewed, extended or increased; (b) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith by the Company or any Subsidiary for which adequate reserves are established and maintained; (c) other statutory Lien claims not delinquent or being contested in good faith by the Company or any Subsidiary for which adequate reserves are established and maintained, including, construction, mechanic’s and warehousemen Liens; (d) purchase money Liens on any property acquired after the date hereof to be used by the Company or a Subsidiary in the normal course of its business, and created or incurred simultaneously with the acquisition of such property, if such Lien is limited to the property so acquired and the aggregate Indebtedness secured by all such Liens does not exceed $500,000 at any time outstanding for the Company and all Subsidiaries; (e) Liens or deposits in connection with worker’s compensation or other insurance or to secure the performance of bids, trade contracts (other than for borrowed money), leases, public or statutory obligations, surety or appeal bonds or other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the Bank or any Affiliate of the Bank; and (g) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership or use of its property by the Company or any Subsidiary.

“Permitted Rate Management Transaction” means a Rate Management transaction between the Company and the Bank or an Affiliate of the Bank.

“Person” means any natural person, corporation, limited liability company, joint venture, limited liability partnership, partnership, association, trust or other entity or any Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Bank (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes

“Qualified Account” means an account owing to the Company (a) by an account debtor, other than an Affiliate of the Company, located in the United States;     (b) which arose out of the performance of services by the Company or from a bona fide sale of goods which have been delivered or shipped to the account debtor and for which the Company has genuine invoices, shipping documents or receipts; (c) which is not more than 90 days past due from the original due date of the relevant invoice or 150 days past due from the date of the relevant invoice and which original due date is not more than 60 days after the date of the relevant invoice; (d) in which the Bank has a valid, perfected first priority Lien and which is subject to no other Lien; (e) which, together with the transactions out of which it arose, complies with all applicable laws and regulations;      (f) as to which the Company has no knowledge of anything which might cause the account debtor to be unable to pay the account; (g) as to which the account debtor has not disputed its liability or returned or threatened to return the goods; (h) the existence and amount of which have been certified to the Bank by the Company in the most recent Borrowing Base Certificate; (i) by an account debtor other than a federal Governmental Authority; and (j) as to which the Bank has not notified the Company that the account or account debtor is unsatisfactory. Any Qualified Account which ceases to meet any of the foregoing requirements shall cease to be a Qualified Account at such time.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company and the Bank or an Affiliate of the Bank which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other, similar transaction (including any option to enter into any of these transactions) or any combination of the foregoing, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reimbursement Obligation” means the obligation of the Company to reimburse the Bank for drawings under Letters of Credit pursuant to section 2.9.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a Governmental Authority applicable to or binding upon the Person or any of its property or any ruling, order, judgment or determination of an arbitrator or a Governmental Authority to which the Person or any of its property is subject.

“Restricted Payments” means dividends or other distributions by the Company or any Subsidiary based upon the Equity Interests of the Company or any Subsidiary (except dividends payable to the Company and dividends payable solely in Equity Interests of the Company) and purchases, redemptions and other acquisitions, direct or indirect, by the Company or any Subsidiary, of Equity Interests of the Company or any Subsidiary.

“Solvent” means, with respect to any Person, that as of the date of determination both:

(a) (i) the then fair saleable value of the property of such Person is (y) greater than the Total Liabilities (including Contingent Obligations) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and

(b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Subsidiary” of a Person means any other Person, as of a particular date, which it directly, or indirectly through one or more of its Subsidiaries, owns at least 50% of the outstanding Equity Interests of such other Person.

“Total Liabilities” means, as to any Person, all items which would be classified as liabilities on the consolidated balance sheet of such Person and its Consolidated Subsidiaries.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

1.2                                 Rules of Interpretation. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise:  (a) all references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, regulation or rules, in each case as from time to time in effect; (b) accounting terms shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP consistently applied;               (c) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; (e) the word “including” shall be construed as “including without limitation”; (f) references to a fiscal year or fiscal quarter mean the fiscal year or fiscal quarter of the Company; and (g) references to the word “Subsidiary” shall mean a Subsidiary of the Company.

2.                                       The Credit Facilities; Interest Rates; Fees.

2.1                                 The Loans. The Bank agrees to lend to the Company, subject to the terms and conditions hereof, during the period from the date of this Agreement to the Maturity Date up to the maximum amount at any time outstanding equal to the lesser of (a) an amount equal to (i) the Commitment minus (ii) the LOC Exposure and (b) an amount equal to (i) the Borrowing Base Availability minus (ii) the LOC Exposure. Within such maximum amount Loans may be made, repaid and made again. All Loans shall be evidenced by the Note and shall be payable on the Maturity Date. Although the Note shall be expressed to be payable in the maximum amount specified above, the Company shall be obligated to pay only the amount actually disbursed to or for the account of the Company, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of the Bank.

2.2                                 Borrowing Procedures for Loans. The Company shall request Loans by written notice, or by telephonic notice confirmed in writing to the Bank, not later than 11:00 a.m., Milwaukee, Wisconsin time on the requested Borrowing Date (which must be a Business Day). In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. Each request for a Loan shall be irrevocable and shall constitute a certification by the Company that the borrowing conditions specified in section 4.2 will be satisfied on the specified Borrowing Date. Upon fulfillment of the applicable borrowing conditions set forth in Article 4, the Bank shall deposit the Loan proceeds in the Company’s account maintained with the Bank or as the Company may otherwise direct in writing.

2.3                                 Commitment Fee. As consideration for the Commitment, the Company agrees to pay to the Bank, annually, commencing on the Closing Date and on the same date each year thereafter, a fee equal to $1,000.

2.4                                 Reduction or Termination of Commitment. The Company may, on any interest payment date and upon three (3) days’ prior written notice to the Bank, permanently reduce or terminate the Commitment; provided that no such reduction shall reduce the amount of the Commitment to an amount less than the sum of (a) the unpaid principal balance of the Note on the date of such reduction and (b) the LOC Exposure on the date of such reduction; and provided, further, that in the event of a termination, the Company shall pay to the Bank, on or before the effective date of the termination, (w) the unpaid principal balance of the Note, (x) all interest accrued thereon, (y) all commitment fees, other fees and expenses payable by the Company accrued or incurred through the termination date and (z) the cash collateral required by section 2.11.

2.5                                 Interest Rates.

(a)                                  The unpaid principal balance of the Loans outstanding from time to time shall bear interest for the period commencing on the Borrowing Date of such Loan until such Loan is paid in full. Each Loan shall bear interest at the higher of (i) five percent (5.00%) per annum or (ii) the LIBOR Rate plus one and one-half percent (1.50%) and shall change on each date on which the LIBOR Rate changes. Accrued interest on the Note shall be due on the first day of each month, commencing on December 1, 2007, and on the Maturity Date.

(b)                                 Notwithstanding the provisions of section 2.5(a), upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the Note shall, upon notice from the Bank to the Company, bear interest at an annual rate equal to the rate otherwise in effect under section 2.5(a), plus three percent (3.00%) payable upon demand (the “Default Rate”). On and after the Maturity Date, the unpaid principal balance of the Note and all accrued interest thereon shall bear interest at the Default Rate and shall be payable upon demand.

(c)                                  Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

2.6                                 Payments. All payments of principal and interest on the Note and of all fees due hereunder shall be made at the office of the Bank in immediately available funds not later than 2:00 p.m., Milwaukee, Wisconsin time on the date due; funds received after that time shall be deemed to have been received on the next Business Day. Whenever any payment hereunder or under the Note is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest or fee then due. The Bank may charge any account of the Company at the Bank for any payment due under the Note (including prepayments), or any fee or other amount payable hereunder, on or after the date due.

2.7                                 Prepayments.

(a)                                  Mandatory. In addition to other payments required hereunder, including, without limitation, any payments required under section 2.4, if the outstanding principal balance of the Note exceeds the lesser of (i) an amount equal to    [a] Borrowing Base Availability minus [b] the LOC Exposure or (ii) an amount equal to [a] the Commitment minus [b] the LOC Exposure, the Company shall immediately repay the excess.

(b)                                 Optional. The Company may prepay Loans without premium or penalty. Any optional prepayments of the Note shall be applied first to any fees the Company owes the Bank, then to any accrued and unpaid interest the Company owes the Bank and then to the remaining Obligations in such order and manner as the Company specifies.

2.8                                 Letters of Credit.

(a)                                  Issuance of New Letters of Credit. Upon receipt of a duly executed application therefor, and such other documents, agreements and instructions as the Bank shall require, and subject to fulfillment of the conditions set forth in sections 4.2(b), 4.2(c) and 4.2(d), the Bank will issue a Letter of Credit for the account of the Company, provided that:

(i)                                     the requested Letter of Credit will not be issued if, upon issuance, the sum of [a] the unpaid principal balance of the Note and [b] the LOC Exposure would exceed the lesser of [y] the Commitment or [z] the Borrowing Base Availability; and

(ii)                                  each Letter of Credit shall be satisfactory in form and content to the Bank and no Letter of Credit shall have an initial expiry date later than one year from the date of issuance thereof; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods; provided, further that no Letter of Credit shall have an expiry date later than thirty (30) days prior to the Maturity Date.

(b)                                 Letter of Credit Existing on the Closing Date. Any outstanding letter of credit issued by the Bank prior to the Closing Date shall be considered a Letter of Credit issued pursuant to this Agreement and shall be subject to the terms and conditions applicable to Letters of Credit herein.

2.9                                 Reimbursement Obligation of the Company. The Company agrees to pay to the Bank the amount paid by the Bank resulting from a drawing under a Letter of Credit on the date the Bank honors such drawing. If the Company can satisfy the conditions precedent set forth in sections 4.2(b)-4.2(d), the Company shall be deemed to have elected to borrow from the Bank, Loans in an aggregate amount equal to the amount drawn which shall be used to satisfy the Company’s reimbursement obligation under this section. The obligation of the Company to pay to the Bank the amount of any payment made by the Bank under any Letter of Credit shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all amounts owed by the Company to the Bank hereunder and under any Loan Document shall have been paid in full and such obligation of the Company shall not be affected, modified or impaired upon the happening of any event, including, any of the following, whether or not with notice to, or the consent of, the Company:

(a)                                  any lack of validity or enforceability of this Agreement, or any other document or instrument executed in connection with this Agreement or in connection with a Letter of Credit (collectively, the “Operative Documents”);

(b)                                 any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Operative Documents;

(c)                                  the existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, any of the Operative Documents, the transaction contemplated hereby or any unrelated transactions;

(d)                                 any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)                                  payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)                                    any failure, omission or delay on the part of the Bank or any party to any of the Operative Documents in enforcing, asserting or exercising any right, power or remedy conferred upon the Bank or any such other party under this Agreement or any of the Operative Documents;

(g)                                 the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets of the Company, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment or other similar proceedings affecting the Company or its assets, or any allegation or contest of the validity of this Agreement or any of the Operative Documents in any such proceedings; or

(h)                                 any other event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Company for the performance or observance of any allegation, covenant or agreement contained herein.

No set-off, reduction or diminution of any obligation, or any defense of any kind or nature which the Company has or may have against the beneficiary shall be available hereunder to the Company.

2.10                           Liability of the Bank. The Company assumes all risk of the acts or omissions of the beneficiary with respect to its use of a Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for (a) the use which may be made of a Letter of Credit or for any acts or omissions of the beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; (c) payment by the Bank to the beneficiary against presentation of documents which contain immaterial discrepancies or deviations from the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; provided that the Bank shall be liable to the Company to the extent, but only to the extent, of any direct as opposed to consequential, damages suffered by the Company which the Company proves were caused by (y) the Bank’s willful misconduct in determining whether documents presented under a Letter of Credit substantially comply with the terms of such Letter of Credit or (z) the Bank’s failure to pay under a Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept the documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

2.11                           Cash Collateral. If on the Maturity Date any Letter of Credit remains outstanding, the Company shall either make arrangements satisfactory to the Bank for the assumption of liabilities created by any such issued and unexpired Letter of Credit or, in the absence of such satisfactory arrangements, the Company shall deliver to the Bank, cash collateral in an aggregate principal amount equal to 100% of the LOC Exposure. The unapplied balance of such cash collateral shall be paid by the Bank to the extent the Bank has not been reimbursed for drafts honored by it, and, to the extent the Letters of Credit expire without draw, any excess shall be first applied to the Company’s obligations then due and outstanding under the Loan Documents, if any, with any excess returned to the Company.

2.12                           Letter of Credit Fees. On the Borrowing Date of each Letter of Credit (and on the date of any renewal thereof), the Company shall pay to the Bank   (a) the normal negotiation, presentation, transfer, amendment and other processing fees, and other standard costs and charges of the Bank relating to letters of credit as in effect from time to time and (b) the ordinary and customary fees of the Bank for letters of credit as in effect from time to time.

2.13                           Yield Protection. If any law or any governmental rule, regulation, policy, guideline, court decision or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of the Bank therewith,

(a)                                  subjects the Bank to any tax, duty, charge or withholding on or from payments due from the Company (excluding taxation of the net income of the Bank and any such tax, duty, charge or withholding in effect as of the date of this Agreement), or changes the basis of taxation of payments to the Bank in respect of its Loans or other amounts due it hereunder (excluding taxation of the net income of the Bank);

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of,

deposits with or for the account of, or credit extended by, the Bank (other than reserves and assessments taken into account in determining the LIBOR Rate) with respect to the Loans; or

(c)                                  affects the treatment of any Loan or commitment of the Bank hereunder as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank; or

(d)                                 imposes any other condition the result of which is to increase the cost to the Bank of making, funding or maintaining the Loans or reduces any amount received by the Bank in connection with the Loans or requires the Bank to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount deemed material by the Bank;

then, within ten days after written demand by the Bank (accompanied by an explanation of such increased expense or reduction in amount received), the Company shall pay the Bank that portion of such increased expense incurred or reduction in an amount received which the Bank determines is attributable thereto. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Company.

2.14                           Additional LIBOR Rate Loan Provisions.

(a)                                  If the Bank determines that the making or maintaining of a LIBOR Rate Loan would violate any applicable law, rule regulation or directive, whether or not having the force of law, then the obligation of the Bank to make, continue, maintain or convert any LIBOR Rate Loan shall be suspended until the Bank notifies the Company that the circumstances causing such suspension no longer exist. During any such period, each LIBOR Rate Loan shall automatically bear interest at the Prime Rate.

(b)                                 If the Bank is unable to determine the LIBOR Rate or is unable to obtain deposits of United States dollars in the London interbank market in the applicable amounts and for a period of one month, then, upon notice from the Bank to the Company, the obligation of the Bank to make any LIBOR Rate Loan, shall be suspended until the Bank notifies the Company that the circumstances causing such suspension no longer exist. During any such period, each LIBOR Rate Loan shall automatically bear interest at the Prime Rate.

2.15                           Use of Proceeds. The Company will not use, directly or indirectly, any part of the proceeds of any Loan for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock. The Company will not use, directly or indirectly, any part of the proceeds of any Loan to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of Associated Banc Corp. during the underwriting period and for 30 days thereafter.

3.                                       Representations and Warranties. In order to induce the Bank to make the Loans and issue Letters of Credit, the Company represents and warrants to the Bank:

3.1                                 Organization; Subsidiaries; Corporate Power. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership of its properties requires such qualification and in which the failure to so qualify could result in a material adverse change in, or could have a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company. Set forth on Schedule 3.1 is the name, jurisdiction of organization, authorized, issued and outstanding Equity Interests of each Subsidiary of the Corporation and the number and percentage of the outstanding Equity Interests of each Subsidiary owned by the Company. Each Subsidiary is (a) validly existing under the laws of such Subsidiary’s jurisdiction of organization and (b) duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which the nature of such Subsidiary’s business or the ownership of such Subsidiary’s properties requires such qualification and in which the failure to so qualify could result in a material adverse change in, or could have a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of such Subsidiary. The Company and each Subsidiary has the power to own its properties and carry on its business as currently being conducted.

3.2                                 Authorization and Binding Effect. The execution and delivery by the Company of the Loan Documents to which it is a party, and the performance by the Company of its obligations thereunder:  (a) are within its corporate power, (b) have been duly authorized by proper corporate action on the part of the Company, (c) are not in violation of any Requirement of Law, the Certificate of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and (d) do not require the approval or consent of the stockholders of the Company, any Governmental Authority or any other Person, other than those obtained and in full force and effect. The Loan Documents to which the Company is a party, when executed and delivered, will constitute the valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditors’ rights and except to the extent that general principles of equity might affect the specific enforcement of such Loan Documents.

3.3                                 Financial Statements. The Company has furnished to the Bank   (a) the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 30, 2007, and related consolidated statements of income, retained earnings and cash flows of the Company and its Consolidated Subsidiaries for the year ended on that date, audited by Ernst & Young LLP and (b) the consolidated balance sheet of the Company and its Consolidated Subsidiaries dated September 30, 2007 and related consolidated statements of income for the period ended on such date, prepared by the Company. Such financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete and fairly present the financial condition of the Company and its Consolidated Subsidiaries as of such dates and the results of its operations and cash flows for the periods ended on such dates, subject, in the case of the interim statements, to footnote disclosure and normal year-end adjustments. There has been no material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or any of its Consolidated Subsidiaries and no event, act or failure to act which could reasonably be expected to result in a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or any of its Consolidated Subsidiaries has occurred, since the date of the most recent financial statement furnished to the Bank.

3.4                                 Litigation. Except for the matters described on (a) the financial statements referred to in section 3.3, (b) Schedule 3.4 or (c) the Patent Arbitration Award, there is no litigation or administrative proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or the properties of the Company which involves a claim in excess of $1,500,000.

3.5                                 Restricted Payments. Neither the Company nor any Subsidiary, has since the date of the most recent financial statements furnished to the Bank, made any Restricted Payments.

3.6                                 Indebtedness; No Default. Neither the Company nor any Subsidiary has any outstanding Indebtedness or Contingent Obligations, except those permitted under sections 6.2 and 6.3 and Indebtedness referred to in section 4.1(g) which will be paid in full on the Closing Date. There exists no default nor has any act or omission occurred which, with the giving of notice or the passage of time, would constitute a default under the provisions of (a) any instrument evidencing such Indebtedness or Contingent Obligation or any agreement relating thereto or (b) any other agreement or instrument to which the Company is a party, and which could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company.

3.7                                 Ownership of Properties; Liens and Encumbrances. The Company has good and marketable title to all of its property, real and personal, reflected on the most recent financial statement of the Company and its Consolidated Subsidiaries furnished to the Bank, and all property purported to have been acquired since the date of such financial statement, except property subsequently sold or otherwise disposed of in compliance with section 6.8 subsequent to such date. All such property is free of any Lien, except Permitted Liens. All owned and leased buildings and equipment of the Company  are in good condition, repair and working order, ordinary wear and tear excepted, and conform to all Requirements of Law.

3.8                                 Tax Returns Filed. The Company has filed when due all federal and state income and other tax returns which are required to be filed. The Company has paid or made provision for all taxes shown on said returns and on all assessments received by it to the extent that such taxes have become due except any such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established. The Company has no knowledge of any liabilities which may be asserted against it upon audit of its federal or state tax returns.

3.9                                 Margin Stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

3.10                           Regulated Entities. The Company is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to any Requirement of Law limiting its ability to incur Indebtedness.

3.11                           ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Requirements of Law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the Company’s knowledge, nothing has occurred which would cause a loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the Company’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted, or could reasonably be expected to result in, a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company. There has been no prohibited transaction or other violation of the fiduciary responsibility rules with respect to any Plan which has resulted, or could reasonably be expected to result, in a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as disclosed on Schedule 3.11, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

3.12                           No Burdensome Restrictions. The Company is not a party to and is not bound by any agreement, instrument, undertaking, any Requirement of Law, or subject to any other restriction (a) which could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or may in the future have a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or (b) under or pursuant to which the Company is or will be required to place (or under which any other Person may place) a Lien upon any of its properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

3.13                           Intellectual Property. The Company possesses adequate trademarks, trade names, copyrights, patents, permits, service marks and licenses, or rights thereto, for the present and planned future conduct of its businesses substantially as now conducted, without any known conflict with the rights of others which could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company.

3.14                           Environmental Matters. Excluding those items disclosed on (y) the financial statements referred to in section 3.3 and (z) Schedule 3.14, the following, in the aggregate, could not reasonably be expected to have material adverse change in, or material adverse effect upon the operations, business, properties, condition (financial or otherwise) or prospects of the Company  (for purposes of this section 3.14, “material adverse” means a change in, or effect, in excess of $1,500,000):

(a)                                  The facilities and properties owned, leased or operated by the Company (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of or (ii) could give rise to liability under, any Environmental Law.

(b)                                 With respect to the period during which the Company owned or occupied the Properties, and to the Company’s knowledge after reasonable investigation, with respect to the time before the Company owned or occupied the Properties, there has been no unremediated release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Company (the “Business”), in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(c)                                  The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the Business. The Company  has all permits, licenses and approvals required under Environmental Laws.

(d)                                 With respect to the period during which the Company owned or occupied the Properties, and to the Company’s knowledge after reasonable investigation, with respect to the time before the Company owned or occupied the Properties, (i) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, and (ii) Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)                                  The Company has not received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened.

(f)                                    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened under any Environmental Law to which the Company is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

3.15                           Solvency. The Company is and, upon the incurrence of any Obligations by the Company on any date on which this representation is made, will be Solvent.

3.16                           Accuracy of Information. All information furnished by the Company to the Bank is true, correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

4.                                       Conditions for Borrowing. The Bank’s obligation to make any Loan or issue any Letter of Credit is subject to the satisfaction, on or before the following Borrowing Dates, of the following conditions:

4.1                                 On or Before the Closing Date. The Bank shall have received the following, all in form, detail and content satisfactory to the Bank:

(a)                                  Notes. The Note, duly executed by the Company.

(b)                                 Collateral Documents.

(i)                                     A security agreement, granting the Bank a Lien in all of the accounts and inventory of the Company; and

(ii)                                  All financing statements and other instruments required to perfect the Lien granted to the Bank by the Company;

Each of the Collateral Documents shall be duly executed by the Persons party thereto.

(c)                                  Company Charter Documents. A certificate of the Company, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (i) certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (ii) identify by name and title and bear the signatures of the officers of the Company authorized to sign the Loan Documents to which it is a party, and (iii) contain appropriate attachments, including the Certificate of Incorporation of the Company certified by the Delaware Secretary of State, a true and correct copy of its By-Laws and long form good standing certificate for the Company from the Delaware Secretary of State.

(d)                                 Personal Property Searches. Searches of the appropriate public offices demonstrating that no Lien is of record affecting the Company or its properties except Permitted Liens.

(e)                                  No Default Certificate. A certificate signed by the Vice President and Chief Financial Officer of the Company to the effect that the representations and warranties contained in Article 3 hereof and in the other Loan Documents are true and correct on and as of the Closing Date and no Default or Event of Default exists on the Closing Date.

(f)                                    Closing Fee. The commitment fee referred to in section 2.3.

(g)                                 Retirement of Debt; Termination Statements. Evidence satisfactory to the Bank that, on the Closing Date, all Indebtedness of the Company to Wells Fargo Foothill, Inc. shall be paid in full out of the Loans, if any, made on the Closing Date together with a release of Liens and an agreement by such creditor to promptly furnish executed termination statements, satisfactions and other documents, in form sufficient for filing or recording, evidencing the termination of such creditor’s Liens on assets of the Company.

(h)                                 Opinion of Counsel. An opinion from Snell & Wilmer L.L.P., counsel to the Company, in the form of Exhibit B attached hereto.

(i)                                     Proceedings Satisfactory. Such other documents as the Bank may reasonably request; and all proceedings taken in connection with the transactions contemplated by this Agreement, and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Bank.

4.2                                 On or Before Each Subsequent Borrowing Date:

(a)                                  Borrowing Procedure. The Company shall have complied with the borrowing procedure specified in section 2.2.

(b)                                 Representations and Warranties True and Correct. The representations and warranties contained in Article 3 hereof and in the other Loan Documents shall be true and correct on and as of the relevant Borrowing Date except     (i) that the representations and warranties contained in section 3.3 shall apply to the most recent financial statements delivered pursuant to section 5.1 and (ii) for changes permitted by this Agreement.

(c)                                  No Default. There shall exist on that Borrowing Date no Default or Event of Default.

(d)                                 Proceedings and Documentation. The Bank shall have received such instruments and other documents as it may reasonably request in connection with the making of such Loan, and all such instruments and documents shall be in form and content satisfactory to the Bank.

5.                                       Affirmative Covenants. The Company covenants that it will, until the  Commitment has terminated or expired, all Permitted Rate Management Transactions have terminated or expired, all Letters of Credit have expired or been returned to the Bank, and the Note, and all fees and expenses payable hereunder, have been paid in full:

5.1                                 Financial Reporting.

(a)                                  Annual Financial Statements. Furnish to the Bank within 105 days after the end of each fiscal year a balance sheet of the Company and its as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Bank, audited by Ernst & Young LLP or by a firm of independent certified public accountants selected by the Company and satisfactory to the Bank. Such annual statements shall be accompanied by (i) the unqualified opinion of such accountants to the effect that such audited financial statements were prepared in accordance with GAAP and fairly present the financial condition and results from operations of the Company as of such date and for such fiscal year, (ii) a written statement from such accountants containing the computations showing whether or not the Company is in compliance with the financial covenants contained in sections 6.10 and 6.11 and certifying that in making the examination necessary for their certification of such financial statement, they obtained no knowledge of any Default or Event of Default or, if such accountants shall have obtained knowledge of any Default or Event of Default, they shall disclose in such statement the Default or Event of Default and (iii) any management letter prepared by such accountants. All such financial statements, and the financial statements described in section 5.1(b), shall be furnished in consolidated and consolidating form for the Company and all Consolidated Subsidiaries which it may at the time have.

(b)                                 Interim Financial Statements. Furnish to the Bank within 35 days after the end of each fiscal quarter of each fiscal year of the Company a balance sheet of the Company as of the end of each such period and related statements of income for the period from the beginning of the fiscal year through the end of such quarter, prepared in the manner set forth in section 5.1(a) hereof for the annual statements, certified, subject to audit and normal year-end adjustments and footnote disclosure, by an authorized officer of the Company and accompanied by (i) a certificate of such officer to the effect that there exists no Default or Event of Default or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto and (ii) detailed accounts receivable aging reports.

(c)                                  Financial Compliance Certificate. Furnish to the Bank, along with the financial statements referred to in section 5.1(b), a Financial Covenant Compliance Certificate, duly executed by an authorized officer of the Company.

(d)                                 Filings. Promptly upon its becoming available, furnish to the Bank one copy of each financial statement, report, notice, or proxy statement sent by the Company to the holders of Equity Interests of the Company generally and of each regular or periodic report, registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which the Company is a party.

(e)                                  Other Financial Information. Promptly furnish to the Bank such other financial information as the Bank may from time to time reasonably request.

(f)                                    Borrowing Base Certificates. Furnish to the Bank, not more frequently than two (2) times per calendar month at Borrower’s election, upon request by the Bank not more frequently than once per calendar month, and, in the absence of a request from the Bank, within 30 days after the end of each calendar month, a Borrowing Base Certificate as of the end of that month or the date of the request by the Bank.

5.2                                 Books and Records; Inspections; Field Exam. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities; and (b) if a Default or Event of Default exists, or if the outstanding principal balance of the Note exceeds $250,000 for thirty (30) days (which days do not need to be consecutive) during any twelve (12) month period, permit representatives of the Bank (including employees of the Bank or any consultants, accountants, lawyers and appraisers retained by the Bank), at the Bank’s option upon reasonable prior notice to the Company and at the Company’s expense, to visit and inspect its properties, to conduct field examinations, to examine and make extracts from its books and records, including to examine and make extracts from environmental assessment reports and Phase I or Phase II studies, and to discuss the Company’s affairs, finances and condition with its officers and independent accountants; provided, however, unless a Default or Event of Default exists, the maximum aggregate amount that the Company shall be required to reimburse the Bank for field exams, inspections and audits during any six (6) calendar month period shall not exceed $2,500.

5.3                                 Insurance. Maintain insurance coverage as may be required by law or the Collateral Documents but in any event not less than insurance coverage, in the forms, amounts and with companies, which would be carried by prudent management in connection with similar properties and businesses. Without limiting the foregoing, the Company will (a) keep all its physical property insured against fire and extended coverage risks in amounts at least equal to, and with deductibles no greater than, those generally maintained by businesses engaged in similar activities in similar geographic areas; (b) maintain all such worker’s compensation and similar insurance as may be required by law; and (c) maintain, in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of the Company, business interruption insurance and product liability insurance.

5.4                                 Condition of Property. Keep its properties (whether owned or leased) in good condition, repair and working order.

5.5                                 Payment of Taxes. Pay and discharge all lawful taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Company and appropriate reserves with respect thereto are established and maintained.

5.6                                 Compliance with Law. Do and, except as permitted under section 6.5, cause each Subsidiary to do all things necessary to (a) maintain its existence in its jurisdiction of organization and obtain and maintain its qualification to transact business as a foreign entity in any other jurisdiction where the ownership of property or the conduct of business make qualification necessary and where the failure to so qualify would have a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or such Subsidiary, (b) preserve and keep in full force and effect its rights and franchises necessary to continue its business and (c) comply with all Requirements of Law, writs, judgments, injunctions, decrees and awards to which it may be subject including all applicable Environmental Laws, except those being contested in good faith and involving no possibility of criminal liability.

5.7                                 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law;

(b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

5.8                                 Compliance with Other Loan Documents. Timely comply with all of its obligations under the other Loan Documents, subject to any applicable cure period therein for compliance.

5.9                                 Notices. Promptly, and in any event within 3 Business Days after the Company has become aware of the applicable event, notify the Bank in writing of:

(a)                                  any Default or Event of Default;

(b)                                 any notice given, or any action taken with respect to a claimed default, by any holder of any other Indebtedness issued or assumed by the Company or any Subsidiary, or the lessor under any lease as to which the Company or any Subsidiary is the lessee or under any agreement under which any such Indebtedness was issued or secured;

(c)                                  any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document received by the Company from any Person asserting or alleging a circumstance or condition which requires or may require a financial contribution by the Company or a cleanup, removal, remedial action or other response by or on the part of the Company under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from the Company for an alleged violation of Environmental Laws and which, in any such circumstance is in excess of $250,000;

(d)                                 the commencement or non-frivolous threat of, or any material development in, any action, suit, arbitration or other proceeding affecting the Company which involves a claim in excess of $250,000;

(e)                                  a Reportable Event has occurred with respect to any Plan; and

(f)                                    any condition or event which would make any warranty contained in Article 3 inaccurate.

Each notice under this section shall be accompanied by a written statement by an officer of the Company setting forth details of the occurrence referred to therein, stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time and accompanied by all documents and correspondences from and to third parties relating to the occurrence referred to therein.

5.10                           Maintenance of Accounts. Maintain all of its primary operating, deposit and other bank accounts, and all treasury management services, at the Bank. In addition the Company shall maintain at the Bank, the Escrow Account until such time as, in connection with the Patent Arbitration Award, the applicable United States District Court either enters or vacates the Patent Arbitration Award, at which time the funds in the Escrow Account will be distributed either to Ole K. Nilssen or the Company, as the case may be, respectively.

6.                                       Negative Covenants. The Company covenants that, without the prior written consent of the Bank, it will not, until the Commitment has terminated or expired, all Permitted Rate Management Transactions have terminated or expired, all Letters of Credit have expired or been returned to the Bank, and the Note, and all fees and expenses payable hereunder, have been paid in full:

6.1                                 Restricted Payments. Make, or permit any Subsidiary to make, any Restricted Payments.

6.2                                 Indebtedness. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Indebtedness except         (a) Indebtedness owed to the Bank or to an Affiliate of the Bank; (b) Indebtedness secured by Permitted Liens; (c) Indebtedness existing on the date hereof and set forth on Schedule 6.2; provided that such Indebtedness is not extended, renewed or increased;    (d) Indebtedness permitted under section 6.6; and (e) trade debt acquired in the ordinary course of business.

6.3                                 Contingent Obligations. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Contingent Obligations except (a) endorsements for collection or deposit in the ordinary course of business; (b) obligations under Permitted Rate Management Transactions; and (c) Contingent Obligations existing as of the Closing Date and listed in Schedule 6.3.

6.4                                 Liens. Create, assume or permit to exist, or permit any Subsidiary to create, assume or permit to exist, any Lien  upon any of its property or assets, whether now owned or hereafter acquired, except Permitted Liens.

6.5                                 Mergers. Merge or consolidate, or permit any Subsidiary to merge or consolidate with or into any other Person, except that any Subsidiary of the Company may merge into the Company or into a Subsidiary wholly owned by the Company.

6.6                                 Acquisitions, Advances and Investments. Acquire any other business or partnership or joint venture interest or make any loans, advances or extensions of credit to, or any investments in, any Person except (a) the acquisitions of assets or stock of a third Party which (i) have previously been disclosed to the Bank or  (ii) exclusive of the acquisitions described in clause 6.6 of section 6.66.6 do not exceed, in the aggregate, $500,000 in any calendar year, (b) the purchase of United States government obligations maturing within one year of the date of acquisition; (c) extensions of credit to customers in the ordinary course of business; (d) the purchase of certificates of deposit at the Bank; (e) commercial paper having a maturity not exceeding 90 days which is rated not less than P-1 by Moody’s Investors Service, Inc. or A-1 by

Standard and Poor’s Ratings Service; (f) investments in money market funds which invest principally in obligations described in 6.6 or 6.6 above; (g) existing investments of the Company in and existing advances by the Company to wholly owned Subsidiaries of the Company; (h) investments in repurchase agreements at the Bank; (i) loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items; and (j) deposits in deposit accounts (subject to section  5.10).

6.7                                 Lines of Business. Engage in any business other than those in which it is now engaged and any business directly related thereto.

6.8                                 Disposition of Assets. Sell, lease, sell and lease back, transfer or otherwise dispose of any of its assets (or become obligated to do so), except for the following: (a) sales of inventory in the ordinary course of business; (b) dispositions of tangible assets to be replaced in the ordinary course of business within 12 months by other tangible assets of equal or greater value; (c) dispositions of tangible assets that are no longer used or useful in the business of the Company, provided that the aggregate lesser of fair market or book value of such dispositions shall not exceed $1,000,000 in any fiscal year; and (d) licensing of products and intangible assets in the ordinary course of business.

6.9                                 Subsidiaries. Permit any Subsidiary of the Company to issue any Equity Interests, or any security or instrument convertible into Equity Interests, except to the Company or to a Subsidiary wholly owned by the Company.

6.10                           Operating Profit. Permit the Operating Profits of the Company and its Consolidated Subsidiaries calculated for the four (4) fiscal quarter period ending on the date of determination to be less than the following amounts as of the last day of the following fiscal quarters:

Fiscal Quarter	Amount

Second fiscal quarter for the 2008 fiscal year	$2,750,000
Fourth fiscal quarter for the 2008 fiscal year	$3,000,000
Second fiscal quarter for the 2009 fiscal year	$3,250,000
Fourth fiscal quarter for the 2009 fiscal year	$3,500,000

6.11                           Capital Expenditures. Make or commit to make, directly or indirectly, any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Company and its Consolidated Subsidiaries would exceed (a) $2,500,000 for the Company’s 2008 fiscal year or (b) $2,000,000 for the Company’s 2009 fiscal year.

6.12                           Transactions with Affiliates. Enter into or be a party to any transaction with any of its Affiliates except as otherwise provided herein or in the ordinary course of business and upon fair and reasonable terms which are no less favorable than a comparable arm’s length transaction with an entity which is not an Affiliate of the Company.

7.                                       Event of Default; Remedies.

7.1                                 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)                                  Failure to Pay Note. The Company fails to pay (i) principal on the Note when the same becomes due and payable, whether at a stated payment date, or a date fixed by the Company for prepayment or by acceleration or (ii) interest on the Note, or any fee or other amount payable hereunder, when the same becomes payable and such failure to timely pay interest, such fee or other amount continues uncured for a period of ten (10) days; or

(b)                                 Falsity of Representations and Warranties. Any representation or warranty made in any Loan Document is false in any material respect on the date as of which it is made or as of which the same is to be effective; or

(c)                                  Breach of Covenants. The Company fails to comply with any term, covenant or agreement contained in (i) sections 5.1(a), 5.1(b), 5.1(c), 5.1(f), 5.2, 5.5, 5.8, 5.9, 5.10 or any section of Article 6 hereof or (ii) any term, covenant or agreement contained in section 5.3 and such failure continues for a period of five (5) days after the earlier of (y) the Company should have known of such failure or (z) the date upon which written notice thereof is given to the Company by the Bank; or

(d)                                 Breach of Other Provisions. The Company fails to comply with any other agreement contained herein and such default continues for a period of 30 days after written notice to the Company from the Bank or, in the event the failure cannot reasonably be cured within thirty (30) days, within such longer period of time, not to exceed sixty (60) days, as is reasonably necessary to cure such failure; provided that the Company is using reasonable efforts to cure such failure during such period of time; or

(e)                                  Default Under Other Agreements. The Company or any Subsidiary (i) fails to pay when due any other Indebtedness or Contingent Obligation in excess of $250,000 issued or assumed by the Company or such Subsidiary, as the case may be or (ii) fails to comply with the terms of any agreement executed in connection with such Indebtedness or Contingent Obligation  and such default continues beyond any applicable cure period if the effect of such failure is (y) to cause, or permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or (z) to cause such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)                                    Entry of Final Judgments. A final judgment, decree or arbitration award is entered against the Company or any Subsidiary which (i) could reasonably be expected to have a Material Adverse Effect; or (ii) together with all unsatisfied final judgments, decrees and awards entered against the Company or any Subsidiary, exceeds the sum of $1,500,000, and such judgment, decree or award shall remain unsatisfied or unstayed pending appeal for a period of 30 days after the entry thereof; or

(g)                                 ERISA Liability. Any event in relation to any Plan which the Bank determines in good faith could result in any of the occurrences set forth in section 3.11 above; or

(h)                                 Default Under Other Loan Documents. An “Event of Default” (as defined therein) including a “Termination Event” or other default under any Rate Management Transaction, shall occur under any other Loan Document or the party to any other Loan Document (other than the Bank) fails to timely comply with any term, covenant or agreement contained therein; or

(i)                                     Material Adverse Effect. The occurrence of a Material Adverse Effect; or

(j)                                     Change in Control. The occurrence of a Change in Control; or

(k)                                  Insolvency, Failure to Pay Debts or Appointment of Receiver, Etc. The Company or any Subsidiary becomes insolvent or the subject of state insolvency proceedings, fails generally to pay its debts as they become due or makes an assignment for the benefit of creditors; or voluntarily ceases to conduct business in the ordinary course; or a receiver, trustee, custodian or other similar official is appointed for, or takes possession of any substantial part of the property of, the Company or any Subsidiary; or

(l)                                     Subject of United States Bankruptcy Proceedings. The taking of action by the Company or any Subsidiary to authorize such organization to become the subject of proceedings under the United States Bankruptcy Code; or the execution by the Company or any Subsidiary of a petition to become a debtor under the United States Bankruptcy Code; or the filing of an involuntary petition against the Company or any Subsidiary under the United States Bankruptcy Code which remains undismissed for a period of 30 days; or the entry of an order for relief under the United States Bankruptcy Code against the Company or any Subsidiary.

7.2                                 Remedies. Upon the occurrence of an Event of Default, the Commitment shall terminate and (a) as to an Event of Default described in sections 7.1(a) through 7.1(j), inclusive, the holder of the Note may, at its option and without notice, declare the Note to be, and the Note shall thereupon become, immediately due and payable, together with accrued interest thereon, and the Company shall deliver to the

Bank cash collateral as required by section 2.11; and (b) as to an Event of Default described in sections 7.1(k) and 7.1(l), the Note shall, without action on the part of the Bank or any notice or demand, become automatically due and payable, together with accrued interest thereon and the Company shall deliver to the Bank cash collateral as required by section 2.11. Presentment, demand, protest and notice of acceleration, nonpayment and dishonor are hereby expressly waived.

8.                                       Miscellaneous.

8.1                                 Survival of Representations and Warranties. The representations and warranties contained in Article 3 hereof and in the other Loan Documents shall survive closing and execution and delivery of the Note.

8.2                                 Indemnification. Except as incurred as a result of the Bank’s willful misconduct, the Company agrees to defend, indemnify and hold harmless the Bank, its directors, officers, employees and agents from and against any and all loss, cost, expense or liability (including reasonable attorneys’ fees) incurred in connection with any and all claims or proceedings (whether brought by a private party or Governmental Authority) as a result of, or arising out of or relating to:

(a)                                  bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any Hazardous Materials located on or migrating into, from or through property previously, now or hereafter owned or occupied by the Company, which the Bank may incur due to the making of the Loans, the exercise of any of its rights under the Collateral Documents, or otherwise;

(b)                                 any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loan; or

(c)                                  the entering into, performance of and exercise of its rights under any Loan Document by the Bank.

This indemnity will survive foreclosure of any security interest or mortgage or conveyance in lieu of foreclosure and the repayment of the Notes and the discharge and release of any Collateral Documents.

8.3                                 Expenses. The Company agrees, whether or not the transaction hereby contemplated shall be consummated, to pay on demand (a) all out-of-pocket expenses incurred by the Bank in connection with the negotiation, execution, administration, amendment or enforcement of any Loan Document including the reasonable fees and expenses of the Bank’s counsel, (b) any taxes (including any interest and penalties relating thereto) payable by the Bank (other than taxes based upon the Bank’s net income) on or with respect to the transactions contemplated by this Agreement (the Company hereby agreeing to indemnify the Bank with respect thereto) and (c) all out-of-pocket expenses, including the reasonable fees and expenses of the Bank’s counsel, incurred by the Bank in connection with any litigation, proceeding or dispute in any way related to the Bank’s relationship with the Company, including, without limitation, the fees and expenses set forth in section 5.2, whether arising hereunder or otherwise. The obligations of the Company under this section will survive payment of the Note.

8.4                                 Notices. Except as otherwise provided in section 2.2, all notices provided for herein shall be in writing and shall be (a) delivered; (b) sent by express or first class mail; or (c) sent by facsimile transmission and confirmed in writing provided to the recipient in a manner described in 8.4 or 8.4, and addressed as follows, or to such other address with respect to either party as such party shall notify the other in writing; such notices shall be deemed given when delivered, mailed or so transmitted:

If to the Bank:

Associated Bank, National Association

401 East Kilbourn Avenue

Milwaukee, WI 53202

Facsimile No.:  (414) 283-2287

e-mail address:  gregory.larson@associatedbank.com

Attention:  Gregory A. Larson, Senior Vice President

If to the Company:

Magnetek, Inc.

N49 W13650 Campbell Drive

Menomonee Falls, WI 53051

Facsimile No.:  (262) 790-4147

e-mail address:  mschwenner@magnetek.com

Attention:  Marty Schwenner, Vice President and Chief Financial Officer

8.5                                 Setoff. As security for payment of the Obligations, the Company grants to the Bank a security interest in and lien on any credit balance or other money now or hereafter owed the Company by the Bank. In addition, the Company agrees that the Bank may, at any time after the occurrence of an Event of Default, without prior notice, set off against any such credit balance or other money all or any part of the Obligations, irrespective of whether the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank hereby agrees to provide the Company with written notice of such setoff within ten (10) days thereafter or as otherwise required by applicable law; provided that failure to provide such notice shall not impair or affect such setoff, or the Bank’s ability to exercise its right of setoff under this section.

8.6                                 Participations. The Company agrees that the Bank may, at its option, sell to another financial institution or institutions interests in the Note and, in connection with each such sale and thereafter, disclose to the purchaser or prospective purchaser of each such interest financial and other information concerning the Company.

The Company agrees that if any portion of the Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each such purchaser shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest to the same extent as if the amount of its participating interest were owed directly to it. The Company further agrees that each such purchaser shall be entitled to the benefits of section 2.13 with respect to its participation in the Bank’s obligation to make Loans; provided that no such purchaser shall be entitled to receive any greater amount pursuant to that section than the Bank would have been entitled to receive if no such sale had occurred.

8.7                                 Titles. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

8.8                                 Severability. In case any provision or obligation under this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.9                                 Parties Bound; Waiver. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor of any of the parties hereto; except that the Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder. Any purported assignment of rights or delegation of duties in violation of this section is void. No delay on the part of the Bank in exercising any right, power or privilege hereunder, or in requiring the satisfaction of any covenant or condition hereunder, shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or future exercise thereof or the exercise of any other right, power or privilege. A waiver made on one occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver on any future occasion or against any other Person. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, documents or agreement now existing or hereafter arising.

8.10                           Governing Law. This Agreement is being delivered in and shall be deemed to be a contract governed by the laws of the State of Wisconsin and shall be interpreted and the rights and obligations of the parties hereunder enforced in accordance with the internal laws of that state without regard to the principles of conflicts of laws.

8.11                           Submission to Jurisdiction; Service of Process. ALL JUDICIAL PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF WISCONSIN LOCATED IN

MILWAUKEE COUNTY. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY IRREVOCABLY:

(a)                                  ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(b)                                 WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(c)                                  AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE COMPANY AT ITS ADDRESS SPECIFIED IN SECTION 8.4;

(d)                                 AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND

(e)                                  AGREES THAT THE BANK RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

8.12                           Waiver of Trial by Jury. THE COMPANY AND THE BANK HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Company and the Bank each  acknowledge that this waiver is a material inducement for the Company and the Bank to enter into a business relationship, that the Company and the Bank have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. The Company and the Bank further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.13                           Limitation of Liability. THE COMPANY AND THE BANK HEREBY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES, OF WHATEVER NATURE, OTHER THAN ACTUAL DAMAGES.

8.14                           Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signatures pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

8.15                           Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first written above.

COMPANY:

MAGNETEK, INC.

BY:	/s/ Marty J. Schwenner
Marty J. Schwenner, Vice President and
Chief Financial Officer

BANK:

ASSOCIATED BANK, NATIONAL ASSOCIATION

BY:	/s/ Gregory A. Larson
Gregory A. Larson, Senior Vice President